Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Larry Firestone	Vanessa Lehr/Annie Leschin
President & CEO	Investor Relations
Qualstar Corporation	StreetSmart Investor Relations
(805) 583-7744	(415) 775-1788

QUALSTAR APPOINTS PHILIP VARLEY AS CHIEF FINANCIAL OFFICER

SIMI VALLEY, Calif., April 9, 2013 — Qualstar Corporation (Nasdaq: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, is pleased to announce the addition of Philip G. Varley as Chief Financial Officer to the executive team. Mr. Varley is a seasoned financial executive with over 20 years of experience at private and public companies.

"We are thrilled to welcome Philip to the Qualstar team," said Larry Firestone, President and Chief Executive Officer. “His proven track record of driving successful turnarounds at several companies will be a significant asset to Qualstar. His demonstrated leadership should help us scale as we strive to capitalize on the growing opportunity we see ahead.”

“The lure of being part of such an exciting business transformation, with the greatest potential I have seen, led me to take the CFO post at Qualstar,” said Philip Varley, Chief Financial Officer. “There are plenty of challenges ahead, but I am confident that the company is on the right track and is focused on growth and profitability.”

Mr. Varley joins Qualstar from the Barrington Group in Denver, Colorado, which is a consulting firm specializing in financial and operational management services. While at Barrington he held various financial leadership roles including CFO of DemandPoint Inc., a supply chain optimization company, and several other private companies in international turnaround situations where he helped not only to restructure them, but to restore them to profitability. Earlier in his career Mr. Varley held various leadership roles in audit, tax, legal and risk mitigation, first with a Big 4 accounting firm and subsequently as a senior financial executive. He is a Chartered Accountant (UK) and holds an active CPA license. He earned his MBA from University of Denver in Colorado.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.